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                                                                      EXHIBIT 11

                        MEDIRISK, INC. AND SUBSIDIARIES
                  STATEMENTS OF COMPUTATION OF PER SHARE LOSS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                        THREE MONTHS
                                                      ENDED MARCH 31,
                                                     ------------------
                                                        1997      1996
                                                     -------   -------
Net loss attributable to common stock                  ($749)  ($6,278)
Weighed average number of common shares outstanding    3,265     2,217
Net loss per share of common stock                    ($0.23)   ($2.83)
                                                     =======   =======


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